INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BECOME EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 23, 1997)

                                  $50,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
                       % EXCHANGEABLE NOTES DUE       , 2002
                   EXCHANGEABLE FOR SHARES OF COMMON STOCK OF
                            GENERAL ELECTRIC COMPANY
                               ------------------

    The    % Exchangeable Notes due             , 2002 (the "Notes") are being
offered by Lehman Brothers Holdings Inc. (the "Company"). Interest on the Notes
is payable semiannually on             and             , commencing
      , 1997. The Notes may not be redeemed prior to             , 2000.
Thereafter the Notes may be redeemed, at the option of the Company as set forth herein, in whole or in part, at the principal amounts thereof plus accrued interest to the date of redemption.

    The Notes are exchangeable at the option of the holder at any time after
            , 1998 and prior to maturity, unless previously redeemed, for shares of common stock, par value $.16 per share ("General Electric Common Stock"), of General Electric Company ("General Electric") owned by the Company at an
exchange rate of       shares of General Electric Common Stock per $1,000
principal amount of Notes (the equivalent of $         per share of General
Electric Common Stock), subject to adjustment in certain events (the "Exchange Rate"). In lieu of delivering certificates representing General Electric Common Stock in exchange for any Notes, the Company may pay to the holder surrendering such Notes an amount in cash equal to the Market Price (as defined herein) of the General Electric Common Stock for which such Notes are exchangeable, except where such delivery would violate applicable state law. On June 20, 1997 the reported closing price of the General Electric Common Stock on the New York Stock Exchange was $67 5/8 per share. The Notes constitute unsecured senior debt obligations of the Company ranking PARI PASSU with all other present and future unsecured general obligations of the Company that are not expressly subordinated to senior indebtedness.

    Notes will only be issued in minimum denominations of $1,000,000 and integral multiples of $1,000 in excess thereof.

    For a discussion of certain United States federal income tax considerations to holders of Notes, see "Certain United States Federal Income Tax Consequences".

    SEE "RISK FACTORS", ON PAGE S-3, FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES.

    General Electric is neither affiliated with the Company nor involved in this offering of Notes. The Notes are obligations of the Company and holders thereof will have no recourse to General Electric for such obligations. See "Risk Factors--Lack of Affiliation Between the Company and General Electric" in this Prospectus Supplement.

                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
          OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

\

                                                                PRICE TO          UNDERWRITING      PROCEEDS TO THE
                                                               PUBLIC (1)         DISCOUNT (2)       COMPANY(1)(3)
Per Note.................................................          %                   %                   %
Total(4).................................................          $                   $                   $

(1) Plus accrued interest, if any, from June   , 1997.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting expenses payable by the Company estimated at $         .

(4) The Company has granted the Underwriter a 30-day option to purchase up to an
    aggregate of $         additional principal amount of Notes on the same
    terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company, before deducting
    expenses, will be $         , $         and $         , respectively. See
    "Underwriting".

                           --------------------------

    The Notes offered by this Prospectus Supplement are offered by the Underwriter subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriter and to certain further conditions.

    This Prospectus Supplement, together with the accompanying Prospectus, may also be used by Lehman Brothers Inc. in connection with offers and sales of Notes related to market making transactions, by and through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.
                           --------------------------

                                LEHMAN BROTHERS

JUNE   , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE NOTES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                  RISK FACTORS

    AS DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE NOTES MAY VARY CONSIDERABLY PRIOR TO MATURITY DUE TO, AMONG OTHER THINGS, FLUCTUATIONS IN THE PRICE OF GENERAL ELECTRIC COMMON STOCK AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND THE COMPANY'S CONTROL.

    RELATIONSHIP BETWEEN THE NOTES AND GENERAL ELECTRIC COMMON STOCK. The market price of the Notes at any time is expected to be affected by changes in the price of General Electric Common Stock. It is impossible to predict whether the price of General Electric Common Stock will rise or fall. Trading prices of General Electric Common Stock will be influenced by General Electric's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the markets on which General Electric Common Stock is traded and the market segment of which General Electric is a part. As indicated in Appendix A to this Prospectus Supplement, the price of General Electric has fluctuated during recent periods.

    DILUTION OF GENERAL ELECTRIC COMMON STOCK. The number of shares of General Electric Common Stock (or the cash equivalent thereof, except where such delivery would violate applicable state law) that a holder of Notes is entitled to receive upon exchange is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, extraordinary cash dividends and certain other actions of General Electric that modify its capital structure. See "Description of Notes--Dilution Adjustments; Other Adjustment Events" in this Prospectus Supplement. The number of shares of General Electric Common Stock (or the cash equivalent thereof) is NOT adjusted for other events, such as offerings of General Electric Common Stock for cash, that may adversely affect the price of General Electric Common Stock. There can be no assurance that General Electric will not make offerings of General Electric Common Stock in the future or as to the amount of such offerings, if any.

    LACK OF AFFILIATION BETWEEN THE COMPANY AND GENERAL ELECTRIC. The Company is not affiliated with General Electric and, although the Company has no knowledge that any event that would have a material adverse effect on General Electric or on the price of General Electric Common Stock is currently being contemplated by General Electric, such events are beyond the Company's ability to control and are difficult to predict. General Electric is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the needs of the Company or of Holders of the Notes into consideration for any reason. General Electric will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. General Electric is not involved with the administration, marketing or trading of the Notes.

    POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET. It is not possible to predict how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. Because the Notes are not listed or traded on any securities exchange, pricing information for the Notes may be difficult to obtain and the liquidity of the Notes may be adversely affected.

    OTHER CONSIDERATIONS. It is suggested that prospective investors who consider purchasing Notes should reach an investment decision only after carefully considering with their advisers the suitability of an investment in the Notes in light of their particular circumstances. Investors should also consider the tax consequences of investing in the Notes. See "Certain United States Federal Income Tax Consequences".

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes will amount to approximately
$         million ($      million if the Underwriter's over-allotment option is
exercised in full). An amount equal to approximately one-half of the proceeds to be received by the Company from the sale of the Notes is being used by the Company or one or more of its subsidiaries before and immediately following the initial offering of the Notes to acquire General Electric Common Stock or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, General Electric Common Stock in connection with hedging the Company's obligations under the Notes. The balance of such proceeds will be used for general corporate purposes. See "Use of Proceeds" in the accompanying Prospectus. From time to time after the initial offering and prior to the maturity of the Notes, depending on market conditions (including the Market Price of General Electric Common Stock), in connection with hedging with respect to the Notes, the Company expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in General Electric Common Stock, in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, General Electric Common Stock. In addition, the Company or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in Notes from time to time and may, in their sole discretion, hold or resell such Notes. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries have a long hedge position in General Electric Common Stock or options contracts in, or other derivative or synthetic instruments related to General Electric Common Stock, the Company or one or more of its subsidiaries may liquidate a portion of their holdings at any time prior to and including the maturity of the Notes. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account.

                                GENERAL ELECTRIC

    According to publicly available documents, General Electric, a New York corporation, is one of the largest and most diversified industrial corporations in the world. General Electric is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, General Electric files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at certain offices of the Commission and at the offices of the New York Stock Exchange, Inc. at the addresses listed under "Available Information" in the accompanying Prospectus. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Appendix A to this Prospectus Supplement contains selected information concerning General Electric derived from such publicly available documents. To the best of the Company's knowledge, based upon currently available public documents, as of the date of this Prospectus Supplement, General Electric is eligible to use Form S-3 under the Securities Act of 1933, as amended, for securities offerings.

    THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE GENERAL ELECTRIC COMMON STOCK. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING GENERAL ELECTRIC ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE UNDERWRITER HAS VERIFIED EITHER THE ACCURACY OR THE COMPLETENESS OF THE INFORMATION CONCERNING GENERAL ELECTRIC INCLUDED THEREIN. THUS, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR OR SUBSEQUENT TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF GENERAL ELECTRIC COMMON STOCK HAVE BEEN PUBLICLY DISCLOSED. SUCH EVENTS, IF ANY, COULD ALSO AFFECT THE TRADING PRICE OF THE NOTES, THE COMPANY DOES NOT INTEND TO FURNISH TO HOLDERS OF NOTES SUBSEQUENT INFORMATION WITH RESPECT TO GENERAL ELECTRIC. THIS STATEMENT IS NOT INTENDED TO AFFECT THE RIGHTS OF INVESTORS UNDER THE FEDERAL SECURITIES LAWS.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes are an issue of the Company's Debt Securities (the "Securities") described in the accompanying Prospectus to which this Prospectus Supplement relates which will be issued under an indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993, as of October 1, 1995 and as of
June       , 1997 (the "Indenture"). The following description of the terms of the Notes supplements the description of the Securities contained in the Prospectus and is qualified in its entirety by reference to the terms and provisions of the Notes. The italicized references below refer to the section
numbers of the Sixth Supplemental Indenture dated as of June       , 1997 to the
Indenture ("Sixth Supplemental Indenture") between the Company and Citibank, N.A., Trustee.

    The Notes will mature on             , 2002 and will bear interest from
            , 1997 at the rate per annum of    %, payable semiannually on each
            and             (commencing             1997). Interest payable on
the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate principal amount of Notes which may be issued will
be limited to $         ($      in the event the Underwriter's over-allotment
option is exercised in full). The Notes constitute unsecured senior debt obligations of the Company ranking PARI PASSU with all other present and future unsecured general obligations of the Company that are not expressly subordinated to senior indebtedness. The Notes will be issued in registered form without coupons.

    Notes will only be issued in minimum denominations of $1,000,000 and integral multiples of $1,000 in excess thereof.

CERTIFICATES FOR NOTES

    The Notes will be evidenced by certificates in fully registered form (each, a Certificate"). The Trustee will maintain a register (the "Security Register") for registering the ownership of and transfers of Notes represented by Certificates. Prior to due presentment for registration of transfer, the Company, the Trustee, and any agent of either of them may deem and treat the person in whose name a Certificate is registered (the "registered holder") as the absolute owner of the Notes evidenced by such Certificate for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Notes evidenced thereby, and neither the Company, the Trustee, nor any agent of either of them shall be affected by any notice to the contrary. Accordingly, if a beneficial owner of a Note evidenced by a Certificate is not the registered holder thereof (for example, if it holds the Certificate through a broker holding such Notes Certificate in nominee or "street" name), it may exercise its rights as a Holder only through the registered holder.

    The Trustee shall from time to time register the transfer of any outstanding Certificates upon surrender thereof at the Trustee's Office, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee duly executed by the registered holder thereof, by the duly appointed legal representative thereof or by its duly authorized attorney, such signature to be guaranteed by a bank or trust company located, or with a correspondent office, in The City of New York or by a broker or dealer which is a member of a national securities exchange. A new Certificate shall be issued to the transferee upon any such registration or transfer.

    At the option of a Holder, Certificates may be exchanged for other Certificates, representing a like number of Notes, upon surrender to the Trustee at the Trustee's Office of the Certificates to be exchanged. The Company shall thereupon execute, and the Trustee shall countersign and deliver, one or more new Certificates representing a like number of Notes.

    If any Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Trustee may countersign and deliver, in exchange and substitute for and upon cancellation of the mutilated Certificate, or in lieu of the lost, stolen or destroyed Certificate, a new Certificate of like tenor and representing an equivalent number of Notes, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Trustee of such loss, theft or destruction of such Certificate and security or indemnity, if requested, also satisfactory to them. Applicants for substitute Certificates must also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Trustee may prescribe.

    The principal of, and interest on Notes in certificated form will be payable when due at the office of the Trustee, Citibank, N.A., Corporate Trust Service, at 111 Wall Street, 5th Floor, New York, New York 10043; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the books of the Trustee.

EXCHANGE RIGHTS

    The Notes are exchangeable at the option of the holder at any time after
            , 1998 and prior to maturity, unless previously redeemed, for shares of common stock, par value $.16 per share ("General Electric Common Stock"), of General Electric Company ("General Electric") owned by the Company at an
exchange rate of       shares of General Electric Common Stock per $1,000
principal amount of Notes (the equivalent of $         per share of General
Electric Common Stock), subject to adjustment in certain events (the "Exchange Rate"). See "--Dilution Adjustments; Other Adjustment Events".

    In order to exercise the right of exchange, the Holder of any Note must surrender such Note to Citibank, N.A., who will act as exchange agent for Holders of Notes (the "Exchange Agent") on behalf of the Company, at its office maintained for such purpose in New York City, New York. Each Note to be surrendered must be accompanied by written notice to the Company and the Exchange Agent that the Holder elects to exchange such Note. Delivery of the certificates and of any check for any cash may be delayed for a reasonable period of time at the request of the Company in order to effectuate the calculation of the adjustments of the General Electric Common Stock, to obtain any certificate representing securities to be delivered, or to complete any reapportionment of the shares of General Electric Common Stock which is required by the Indenture or to comply with any applicable law. No fractional shares of General Electric Common Stock will be delivered upon exchanges of Notes and in lieu thereof a cash adjustment based on the Market Price of the General Electric Common Stock will be paid.

    In lieu of delivering certificates representing shares of General Electric Common Stock in exchange for any Notes, the Company may, at the Company's option, pay to the Holder surrendering such Notes an amount in cash equal to the Market Price of the General Electric Common Stock for which such Notes are exchangeable, determined as of the date of receipt by the Company of the notice of exchange relating to such Notes (or, if such date is not a business day, on the business day next preceding such date), except where such delivery would violate applicable state law. Prior to so directing the Exchange Agent to make any such cash payment, the Company will deposit with the Exchange Agent the cash so payable. If the Company elects not to exercise its cash payment option, the Company will deposit with the Exchange Agent the number of shares of General Electric Common Stock for which the delivered Notes are exchangeable. The deposit arrangements with the Exchange Agent will terminate at such time as the right to exchange Notes with the Exchange Agent shall have expired pursuant to the Indenture.

    The right of a Holder to exchange his or her Notes for General Electric Common Stock could be adversely affected in the event of the bankruptcy, insolvency or liquidation of the Company. In such event, shares of General Electric Common Stock could be assets of the Company subject to the claims of its general creditors.

DILUTION ADJUSTMENTS; OTHER ADJUSTMENT EVENTS

    The Exchange Rate is subject to adjustment if General Electric shall (i) pay a stock dividend or make a distribution, in each case, with respect to General Electric Common Stock in shares of General Electric Common Stock, (ii) subdivide or split its outstanding shares of General Electric Common Stock, (iii) combine the outstanding shares of General Electric Common Stock into a smaller number of shares, (iv) issue by reclassification (other than a reclassification pursuant to clause (ii), (iii), (iv) or (v) of the definition of Adjustment Event below) of its shares of General Electric Common Stock any shares of common stock of General Electric, or (v) issue rights or warrants to all holders of General Electric Common Stock entitling them to subscribe for or purchase shares of General Electric Common Stock (other than rights to purchase shares of General Electric Common Stock pursuant to a plan for the reinvestment of dividends) at a price per share less than the Market Price of the General Electric Common Stock on the Business Day next following the record date for the determination of holders of General Electric Common Stock entitled to receive such rights or warrants.

    In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate shall be adjusted so that a holder of any Notes shall be entitled to receive, upon exchange of any Notes, the number of shares of General Electric Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of other shares of common stock of General Electric issued pursuant thereto) which such holder of such Notes would have owned or been entitled to receive immediately following such event had such Notes been exchanged immediately prior to such event or any record date with respect thereto.

    In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on the record date for the issuance of the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be (A) the number of shares of General Electric Common Stock outstanding on the record date for the issuance of such rights or warrants, plus (B) the number of additional shares of General Electric Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be (x) the number of shares of General Electric Common Stock outstanding on the record date for the issuance of such rights or warrants, plus (y) the number of additional shares of General Electric Common Stock which the aggregate offering price of the total number of shares of General Electric Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price of the General Electric Common Stock on the Business Day next following the record date for the determination of holders of General Electric Common Stock entitled to receive such rights or warrants, which number of additional shares shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price. To the extent that such rights or warrants expire prior to the exchange of any Notes, and shares of General Electric Common Stock are not delivered pursuant to such rights or warrants prior to such expiration, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of General Electric Common Stock actually delivered pursuant to such rights or warrants. Any shares of General Electric Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of General Electric Common Stock under this paragraph.

    "Market Price" means, as of any date of determination, the average Closing Price per share of General Electric Common Stock for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for the General Electric Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such date, the Market Price shall be determined as the market value per share of General Electric Common Stock as of such date as determined by a nationally recognized investment banking firm retained for such purpose by the Company.

    "Closing Price" of any security on any date of determination means (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose.

    "Trading Day" means a Business Day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

    "Business Day" means any date that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

    All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of General Electric Common Stock (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

    In the event of (i) any dividend or distribution by General Electric to all holders of General Electric Common Stock of evidences of its indebtedness or other assets (excluding (1) dividends or distributions referred to in clause (i) of the first paragraph under this caption "--Dilution Adjustments; Other Adjustment Events", (2) any common shares issued pursuant to a reclassification referred to in clause (iv) of such paragraph and (3) Ordinary Cash Dividends (as defined below) or any issuance by General Electric to all holders of General Electric Common Stock of rights or warrants (other than rights or warrants referred to in clause (v) of the first paragraph under this caption "--Dilution Adjustments; Other Adjustment Events"), (ii) any consolidation or merger of General Electric with or into another entity (other than a merger or consolidation in which General Electric is the continuing corporation and in which the shares of General Electric Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of General Electric or another corporation), (iii) any sale, transfer, lease or conveyance to another corporation of the property of General Electric as an entirety or substantially as an entirety, (iv) any statutory exchange of securities of General Electric with another corporation (other than in connection with a merger or acquisition) or (v) any liquidation, dissolution or winding up of General Electric (any such event, an "Adjustment Event"), each Holder of Notes will receive upon delivery of any Notes for exchange, in lieu of or (in the case of an Adjustment Event described above) in addition to, shares of General Electric Common Stock as described above, cash in an amount equal to the Exchange Rate multiplied by the Market Price.

    Notwithstanding the foregoing, with respect to any securities received in an Adjustment Event that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the maturity of the

Notes ("Reported Securities"), the Company may, at its option, in lieu of delivering the amount of cash deliverable in respect of Reported Securities received in an Adjustment Event, as determined in accordance with the previous paragraph, deliver a number of such Reported Securities with a value equal to such cash amount, as determined in accordance with clause (ii) of the definition of Transaction Value, as applicable; provided, however, that (i) if such option is exercised, the Company shall deliver Reported Securities in respect of all, but not less that all, cash amounts that would otherwise be deliverable in respect of Reported Securities received in an Adjustment Event, (ii) the Company may not exercise such option if the Company has elected to deliver cash in lieu of shares of General Electric Common Stock, if any, deliverable upon exchange or if such Reported Securities have not yet been delivered to the holders entitled thereto following such Adjustment Event or any record date with respect thereto, and (iii) subject to clause (ii) of this proviso, the Company must exercise such option if the Company does not elect to deliver cash in lieu of shares of General Electric Common Stock, if any, deliverable upon exchange. If the Company elects to deliver Reported Securities, each Holder of Notes will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Reported Securities. If, following any Adjustment Event, any Reported Security ceases to qualify as a Reported Security, then (x) the Company may no longer elect to such Reported Security in lieu of an equivalent amount of cash and (y) notwithstanding clause (ii) of the definition of Transaction Value, the Transaction Value of such Reported Security shall mean the fair market value of such Reported Security on the date such security ceases to qualify as a Reported Security, as determined by a nationally recognized investment banking firm retained for this purpose by the Company.

    The amount of cash and/or the kind and amount of securities into which the Notes shall be exchangeable after an Adjustment Event shall be subject to adjustment following such Adjustment Event in the same manner and upon the occurrence of the same type of events as described under this caption "--Dilution Adjustment: Other Adjustment Events" with respect to General Electric Common Stock and General Electric.

    For purposes of the foregoing, the term "Ordinary Cash Dividend" means, with respect to any consecutive 365-day period, any dividend with respect to General Electric Common Stock paid in cash to the extent that the amount of such dividend, together with the aggregate amount of all other dividends on General Electric Common Stock paid in cash during such 365-day period, does not exceed on a per share basis 10% of the average of the Closing Prices of General Electric Common Stock over such 365-day period.

    The term "Transaction Value" means (i) for any cash received in any Adjustment Event, the amount of cash received per share of General Electric Common Stock, (ii) for any Reported Securities received in any Adjustment Event, an amount equal to (x) the average Closing Price per security of such Reported Securities for the 20 Trading Days immediately prior to exchange of the Notes multiplied by (y) the number of such Reported Securities (as adjusted pursuant to the second preceding paragraph) received for each share of General Electric Common Stock and (iii) for any property received in any Adjustment Event other than cash or such Reported Securities, an amount equal to the fair market value of the property received per share of General Electric Common Stock on the date such property is received, as determined by a nationally recognized investment banking firm retained for this purpose by the Company; provided, however, that in the case of clause (ii), (x) with respect to securities that are Reported Securities by virtue of only clause (A) (iv) of the definition of Reported Securities in the third preceding paragraph, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of the exchange of the Notes from each of at least three nationally recognized investment banking firms retained for such purpose by the Company multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each share of General Electric Common Stock and (y) with respect to all other Reported Securities, if there are not 20 Trading Days for the General Electric Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the date of exchange of the Notes, Transaction Value with respect to such Reported Security means the market value per security of such Reported Security as of the date of exchange of the Notes as determined by a nationally recognized investment banking firm retained for such purpose by the Company multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each share of General Electric Common Stock. For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in any Adjustment Event shall be deemed to have been received immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event.

    No adjustments will be made for certain other events, such as offerings of General Electric Common Stock by General Electric for cash or in connection with acquisitions.

    The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of an Adjustment Event (or, in either case, if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to each Holder of the Notes of the occurrence of such event, including a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or change in the consideration to be received by Holders of Notes following the Adjustment Event was determined and setting forth the revised Exchange Rate or consideration, as the case may be.

REDEMPTION PROVISIONS

    The Notes may be redeemed on and after             , 2000 at the option of
the Company, in whole or from time to time in part, on not less than 30 nor more than 60 days' notice by mail to the Holders of Notes at their addresses appearing on the records of the Company at a price equal to the principal amount of the Notes together with accrued interest to the redemption date. There is no sinking fund applicable to the Notes.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of the Notes as of the date hereof. Except where noted, it deals only with a Note held by initial purchasers as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding the Note as part of a hedging or conversion transaction, United States Holders whose "functional currency" is not the U.S. dollar or Non-United States Holders (as defined below). Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    As used herein, a "United States Holder" of a Note means a Holder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust that is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code. A "Non-United States Holder" is a Holder that is not a United States Holder.

    ACCRUAL OF OID. Under the 1996 original issue discount regulations applicable to contingent payment debt obligations (the "Contingent Payment Debt Regulations"), United States Holders of the Notes will be required to accrue original issue discount ("OID") as interest income each year. United States Holders will accrue such OID each year based on the "comparable yield" of the Notes. The comparable yield is determined by the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to the Notes. In order to determine the income of United States Holders, the Contingent Payment Debt Regulations require the Company to determine, as of the issue date, the comparable yield for the Notes. The Company is required to provide the comparable yield to Holders and, solely for tax purposes, is also required to provide to United States Holders a projected payment schedule that includes the actual interest payments on a Note and estimates the amount and timing of contingent payments on a Note. The projected payment schedule must produce the comparable yield. Although the correct method for estimating the amount and timing of a Holder's right to exchange a Note for General Electric Common Stock is not free from doubt, the Company intends to compute the projected payment schedule based upon the comparable yield and a single contingent payment to Holders at maturity (the "Deemed Final Payment").

    Under the rules applicable to the accrual of OID and based on the projected payment schedule, the amount of OID on a Note for each accrual period is determined by multiplying the comparable yield of the Note (adjusted for the length of the accrual period) by the Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Payment Debt Regulations). Generally the adjusted issue price is equal to the debt instrument's issue price, increased by the interest previously accrued on the debt instrument and decreased by the amount of any actual interest payments on a Note. The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder holds the Note.

    A United States Holder is generally bound by the comparable yield and projected payment schedule established by the Company. However, if a United States Holder believes that the Company-provided projected payment schedule is unreasonable, a United States Holder may set its own projected payment schedule so long as such United States Holder explicitly discloses the use of such schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Note was acquired.

    TAXATION AT MATURITY. If the redemption price at maturity is greater (or less) than the Deemed Final Payment, such difference will be treated as a positive (or negative) adjustment. A positive adjustment is treated as additional interest income and a negative adjustment is treated first as a reduction of OID accrued for such year and thereafter as an ordinary loss.

    SALE, EXCHANGE OR CONVERSION OF NOTES. In general, any gain realized by a United States Holder on the sale, exchange, or conversion prior to maturity of a
Note is interest income, and any loss on a Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder's prior interest inclusions on the Note (net of negative adjustments). Therefore, a Holder that exchanges a Note for General Electric Common Stock will generally recognize ordinary income (or loss) upon the exchange equal to the difference between (i) the fair market value of the General Electric Common Stock received in exchange therefor, increased by the amount of any cash received in lieu of fractional shares, or, if the Company exercises its cash payment option, the amount of such cash payment, and (ii) the Holder's tax basis in the Note. Special rules apply in determining the tax basis of a Note. Generally, a Holder's basis in the Note is increased by the interest previously accrued by the Holder on the Note and decreased by the amount of any interest payments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to interest and OID on a Note and to the proceeds of sale or exchange of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the

United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement,
dated as of June       , 1997 (the "Underwriting Agreement"), the Company has
agreed to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, the Notes.

    The Company has been advised that the Underwriter proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed.

    In connection with the offering, the rules of the Commission permit the Underwriter to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    If the Underwriter creates a short position in the Notes in connection with the offering (i.e., if it sells a larger principal amount of the Notes than is set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing Notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriter makes any representations that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Company has been advised by the Underwriter that it intends to make a market in the Notes but it is not obliged to do so and may discontinue marketmaking at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Company has granted to the Underwriter an option to purchase up to an
additional $         principal amount of Notes exercisable solely to cover
over-allotments, at the initial offering price to the public, less the underwriting discount, shown on the cover page of this Prospectus Supplement. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement, respectively.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    This Prospectus Supplement together with the accompanying Prospectus may also be used by Lehman Brothers Inc. in connection with offers and sales of the Notes related to marketmaking transactions, by and through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.

    Lehman Brothers Inc. is a wholly owned subsidiary of the Company. The participation of Lehman Brothers Inc. in the offer and sale of the Notes complies with the requirements of Rule 2720 of the NASD regarding a member firm underwriting its securities.

                                   APPENDIX A

    Appendix A to this Prospectus Supplement contains certain information concerning General Electric including (a) selected financial data for the five years ended December 31, 1996 and for the three month periods ended March 31, 1997 and 1996, (b) General Electric's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the three month periods ended March 31, 1997 and 1996 and (c) the declaration of dividends and the price range of General Electric Common Stock. General Electric is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"), to which reference is made for detailed financial and other information regarding General Electric. Such reports, proxy statements and other information can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which General Electric Common Stock is listed. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. Although the Company has no reason to believe the information concerning General Electric included therein is not reliable, the Company has not verified either its accuracy or its completeness. Neither the Company nor the Underwriter warrants that there have not occurred events not yet publicly disclosed by General Electric which would affect either the accuracy or the completeness of the information concerning General Electric included therein. The Company has no affiliation with General Electric other than its stock ownership and therefore has no greater access to information relating to General Electric than any other stockholder. The Company does not intend to furnish to Holders of Notes subsequent information with respect to General Electric.

                            SELECTED FINANCIAL DATA

    The following information has been obtained from General Electric's Annual Report to Share Owners for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    The accompanying financial information represents the consolidation of General Electric Company and all companies which it directly or indirectly controls, either through majority ownership or otherwise. Reference is made to note 1 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. That note discusses consolidation and financial statement presentation. As used herein and in the Report on Form 10-K, "GE" represents the adding together of all affiliated companies except General Electric Capital Services, Inc. ("GECS"), which is presented on a one-line basis; GECS consists of General Electric Capital Services, Inc. and all of its affiliates; and "consolidated" represents the adding together of GE and GECS with the effects of transactions between the two eliminated.

  (DOLLAR AMOUNTS IN MILLIONS; PER-SHARE AMOUNTS IN DOLLARS)                        1996         1995         1994         1993
------------------------------------------------------------------------------  ------------  -----------  -----------  -----------
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
  Revenues....................................................................  $     79,179  $    70,028  $    60,109  $    55,701
  Earnings from continuing operations.........................................         7,280        6,573        5,915        4,184
  Earnings (loss) from discontinued operations................................            --  --.........       (1,189)         993
  Effect of accounting change.................................................            --           --  --.........         (862)
  Net earnings................................................................         7,280        6,573        4,726        4,315
  Dividends declared..........................................................         3,138        2,838        2,546        2,229
  Earned on average share owners' equity......................................          24.0%        23.5%        18.1%        17.5%
  Per share
    Earnings from continuing operations.......................................  $       4.40  $      3.90  $      3.46  $      2.45
    Earnings (loss) from discontinued operations..............................            --  --.........        (0.69)        0.58
    Effect of accounting change...............................................            --           --  --.........        (0.51)
    Net earnings..............................................................          4.40         3.90         2.77         2.52
    Dividends declared........................................................          1.90         1.69         1.49        1.305
    Stock price range.........................................................106 1/8-69 1/2 73 1/8-49 7/8   54 7/8-45 53 1/2-40 3/8
  Total assets of continuing operations.......................................       272,402      228,035      185,871      166,413
  Long-term borrowings........................................................        49,246       51,027       36,979       28,194
  Shares outstanding -- average (in thousands)................................     1,653,697    1,683,812    1,708,738    1,707,979
  Share owner accounts -- average.............................................       486,000      460,000      458,000      464,000
  Employees at year end
    United States.............................................................       155,000      150,000      156,000      157,000
    Other countries...........................................................        84,000       72,000       60,000       59,000
    Discontinued operations (primarily U.S.)                                              --  --.........        5,000        6,000
                                                                                ------------  -----------  -----------  -----------
    Total employees...........................................................       239,000      222,000      221,000      222,000
                                                                                ------------  -----------  -----------  -----------
                                                                                ------------  -----------  -----------  -----------
GE DATA
  Short-term borrowings.......................................................  $      2,339  $     1,666  $       906  $     2,391
  Long-term borrowings........................................................         1,710        2,277        2,699        2,413
  Minority interest...........................................................           477          434          382          355
  Share owners' equity........................................................        31,125       29,609       26,387       25,824
                                                                                ------------  -----------  -----------  -----------
    Total capital invested....................................................  $     35,651  $    33,986  $    30,374  $    30,983
                                                                                ------------  -----------  -----------  -----------
                                                                                ------------  -----------  -----------  -----------
  Return on average total capital invested....................................          22.2%        21.3%        15.9%        15.2%
  Borrowings as a percentage of total capital invested........................          11.4%        11.6%        11.9%        15.5%
  Working capital.............................................................  $     (2,147) $       204  $       544  $      (419)
  Additions to property, plant and equipment..................................         2,389        1,831        1,743        1,588
GECS DATA
  Revenues....................................................................  $     32,713  $    26,492  $    19,875  $    17,276
  Earnings from continuing operations.........................................         2,817        2,415        2,085        1,567
  Earnings (loss) from discontinued operations................................            --  --.........       (1,189)         240
  Net earnings................................................................         2,817        2,415          896        1,807
  Share owner's equity........................................................        14,276       12,774        9,380       10,809
  Minority interest...........................................................         2,530        2,522        1,465        1,301
  Borrowings from others......................................................       125,621      111,598       91,399       81,052
  Ratio of debt to equity at GE Capital (a)...................................        7.92:1       7.89:1       7.94:1       7.96:1
  Total assets of GE Capital..................................................  $    200,816  $   160,825  $   130,904  $   117,939
  Reserve coverage on financing receivables...................................          2.63%        2.63%        2.63%        2.63%
  Insurance premiums written..................................................  $      8,185  $     6,158  $     3,962  $     3,956

  (DOLLAR AMOUNTS IN MILLIONS; PER-SHARE AMOUNTS IN DOLLARS)                       1992
------------------------------------------------------------------------------  -----------
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
  Revenues....................................................................  $    53,051
  Earnings from continuing operations.........................................        4,137
  Earnings (loss) from discontinued operations................................          588
  Effect of accounting change.................................................           --
  Net earnings................................................................        4,725
  Dividends declared..........................................................        1,985
  Earned on average share owners' equity......................................         20.9%
  Per share
    Earnings from continuing operations.......................................  $      2.41
    Earnings (loss) from discontinued operations..............................         0.34
    Effect of accounting change...............................................           --
    Net earnings..............................................................         2.75
    Dividends declared........................................................         1.16
    Stock price range.........................................................  43 3/4-36 3/8
  Total assets of continuing operations.......................................      135,472
  Long-term borrowings........................................................       25,298
  Shares outstanding -- average (in thousands)................................    1,714,396
  Share owner accounts -- average.............................................      481,000
  Employees at year end
    United States.............................................................      168,000
    Other countries...........................................................       58,000
    Discontinued operations (primarily U.S.)                                         42,000
                                                                                -----------
    Total employees...........................................................      268,000
                                                                                -----------
                                                                                -----------
GE DATA
  Short-term borrowings.......................................................  $     3,448
  Long-term borrowings........................................................        3,420
  Minority interest...........................................................          350
  Share owners' equity........................................................       23,459
                                                                                -----------
    Total capital invested....................................................  $    30,677
                                                                                -----------
                                                                                -----------
  Return on average total capital invested....................................         16.9%
  Borrowings as a percentage of total capital invested........................         22.4%
  Working capital.............................................................  $      (822)
  Additions to property, plant and equipment..................................        1,445
GECS DATA
  Revenues....................................................................  $    14,418
  Earnings from continuing operations.........................................        1,331
  Earnings (loss) from discontinued operations................................          168
  Net earnings................................................................        1,499
  Share owner's equity........................................................        8,884
  Minority interest...........................................................          994
  Borrowings from others......................................................       72,360
  Ratio of debt to equity at GE Capital (a)...................................       7.91:1
  Total assets of GE Capital..................................................  $    92,632
  Reserve coverage on financing receivables...................................         2.63%
  Insurance premiums written..................................................  $     2,900

------------------------

(a) Equity excludes net unrealized gains and losses on investment securities.

Discontinued operations reflect the results of Kidder, Peabody, the GECS securities broker-dealer, in 1994, 1993 and 1992, and the results of discontinued GE Aerospace businesses in 1993 and 1992. The 1993 accounting change represents the adoption of SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS.

CONDENSED STATEMENT OF EARNINGS

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

         (DOLLARS, EXCEPT PER-SHARE AMOUNTS, IN MILLIONS)                   THREE MONTHS ENDED MARCH 31 (UNAUDITED)
                                                                     -----------------------------------------------------
                                                                         CONSOLIDATED               GE             GECS
                                                                     --------------------  --------------------  ---------

                                                                       1997       1996       1997       1996       1997
                                                                     ---------  ---------  ---------  ---------  ---------
Sales of goods.....................................................  $   7,704  $   7,241  $   7,705  $   7,244  $      --
Sales of services..................................................      2,785      2,473      2,817      2,498         --
Earnings of GECS                                                            --  --.......        754        650         --
GECS revenues from operations......................................      9,509      7,217         --         --      9,544
Other income.......................................................        159        167        158        166         --
                                                                     ---------  ---------  ---------  ---------  ---------
      Total revenues...............................................     20,157     17,098     11,434     10,558      9,544
                                                                     ---------  ---------  ---------  ---------  ---------
Cost of goods sold.................................................      5,534      5,210      5,535      5,213         --
Cost of services sold..............................................      1,985      1,723      2,017      1,748         --
Interest and other financial charges...............................      1,931      1,875        158        143      1,783
Insurance losses and policyholder and annuity benefits.............      2,244      1,602         --         --      2,244
Provision for losses on financing receivables......................        312        213         --         --        312
Other costs and expenses...........................................      5,537      4,097      1,467      1,443      4,094
Minority interest in net earnings of consolidated affiliates.......         55         60         25         16         30
      Total costs and expenses.....................................     17,598     14,780      9,202      8,563      8,463
                                                                     ---------  ---------  ---------  ---------  ---------
Earnings before income taxes.......................................      2,559      2,318      2,232      1,995      1,081
Provision for income taxes.........................................       (882)      (801)      (555)      (478)      (327)
                                                                     ---------  ---------  ---------  ---------  ---------
      Net earnings.................................................  $   1,677  $   1,517  $   1,677  $   1,517  $     754
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Net earnings per share.............................................  $    0.51  $    0.46
Dividends declared per share.......................................  $    0.26  $    0.23

         (DOLLARS, EXCEPT PER-SHARE AMOUNTS, IN MILLIONS)
                                                                       1996
                                                                     ---------
Sales of goods.....................................................  $      --
Sales of services..................................................         --
Earnings of GECS                                                            --
GECS revenues from operations......................................      7,245
Other income.......................................................         --
                                                                     ---------
      Total revenues...............................................      7,245
                                                                     ---------
Cost of goods sold.................................................         --
Cost of services sold..............................................         --
Interest and other financial charges...............................      1,735
Insurance losses and policyholder and annuity benefits.............      1,602
Provision for losses on financing receivables......................        213
Other costs and expenses...........................................      2,678
Minority interest in net earnings of consolidated affiliates.......         44
      Total costs and expenses.....................................      6,272
                                                                     ---------
Earnings before income taxes.......................................        973
Provision for income taxes.........................................       (323)
                                                                     ---------
      Net earnings.................................................  $     650
                                                                     ---------
                                                                     ---------
Net earnings per share.............................................
Dividends declared per share.......................................

    Adjusted to reflect the two-for-one stock split on April 28, 1997.

                       CONDENSED STATEMENT OF CASH FLOWS

              GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

                                                                         THREE MONTHS ENDED MARCH 31 (UNAUDITED)
                                                             ----------------------------------------------------------------
                                                                 CONSOLIDATED               GE                   GECS
                                                             --------------------  --------------------  --------------------

                                                               1997       1996       1997       1996       1997       1996
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings...............................................  $   1,677  $   1,517  $   1,677  $   1,517  $     754  $     650
Adjustments to reconcile net earnings to cash provided from
  (used for) operating activities
    Depreciation and amortization..........................        952        892        382        399        570        493
    Earnings retained by GECS..............................     --         --           (454)      (424)    --         --
    Deferred income taxes..................................        329        258         40         19        289        239
    Decrease in GE current receivables.....................        636        490        666        554     --         --
    Increase in GE inventories.............................       (672)      (567)      (672)      (567)    --         --
    Increase (decrease) in accounts payable................       (165)      (527)        11       (344)      (240)      (338)
    Increase in insurance reserves.........................        655      1,565     --         --            655      1,565
    Provision for losses on financing receivables..........        312        213     --         --            312        213
    All other operating activities.........................     (1,281)    (1,493)      (342)         3       (754)    (1,350)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Cash from operating activities.............................      2,443      2,348      1,308      1,157      1,586      1,472
                                                             ---------  ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment (including equipment leased
  to others)--additions....................................     (1,742)    (1,709)      (457)      (342)    (1,285)    (1,367)
Net decrease in GECS financing receivables.................      1,385        651     --         --          1,385        651
Payments for principal businesses purchased................        (46)      (506)       (19)      (409)       (27)       (97)
All other investing activities.............................       (967)    (1,267)       206         49     (1,291)    (1,370)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Cash used for investing activities.........................     (1,370)    (2,831)      (270)      (702)    (1,218)    (2,183)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings (maturities 90 days or less)......      2,732       (203)       242      1,209      2,457     (1,414)
Newly issued debt (maturities more than 90 days)...........      4,810      8,787        147         12      4,663      8,775
Repayments and other reductions (maturities more than 90
  days)....................................................     (8,026)    (6,034)      (148)      (138)    (7,878)    (5,896)
Net purchase of GE shares for treasury.....................       (681)      (624)      (681)      (624)        --         --
Dividends paid to share owners.............................       (855)      (767)      (855)      (767)      (300)      (225)
All other financing activities.............................        377       (329)    --         --            377       (329)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Cash from (used for) financing activities..................     (1,643)       830     (1,295)      (308)      (681)       911
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in cash and equivalents................       (570)       347       (257)       147       (313)       200
Cash and equivalents at beginning of year..................      4,191      2,823        957        874      3,234      1,949
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Cash and equivalents at March 31...........................  $   3,621  $   3,170  $     700  $   1,021  $   2,921  $   2,149
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
              FIRST QUARTER 1997 COMPARED WITH FIRST QUARTER 1996

    The following information has been obtained from General Electric's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

RESULTS OF OPERATIONS

    General Electric Company's earnings for the first quarter of 1997 were $1.677 billion, up 11% from the 1996 period. Earnings per share also increased 11% to $0.51, up from last year's $0.46. Both earnings and earnings per share were records for the quarter.

    Revenues for the first quarter of 1997, including acquisitions, rose to a record $20.2 billion, 18% higher than last year's first quarter, reflecting increased global activities and higher sales of spare parts and services by GE's equipment businesses. Revenues increased at ten of GE's twelve businesses, led by GE Capital Services, Power Systems and Aircraft Engines.

    GE's sales of goods and services were $10.5 billion for the first three months of 1997, an increase of 8% from 1996. Volume increased by 11%, reflecting broad growth across all businesses. Overall, selling prices were down slightly, with most businesses experiencing selling price decreases. There also was a minor negative effect on selling prices arising from the effects of currency exchange rate changes on the translation of sales denominated in other than U.S. dollars.

    GE's first quarter operating margin increased to 14.3% of sale, up from last year's 13.7%, and was a record for the quarter. The first quarter increase was the fifteenth consecutive quarterly increase of GE's operating margin rate.

    Ten of GE's twelve businesses reported higher operating profit for the first quarter, with six, led by GE Capital Services, Power Systems and Aircraft Engines, achieving double-digit increases.

    GE Capital Services' earnings were $754 million, 16% higher than last year's $650 million, benefiting from the globalization and diversity of its businesses. The record results were led by strong double-digit increases in specialized financing, specialty insurance and equipment management activities.

    Cash generated from GE's operating activities was $1.3 billion in the first quarter, compared with last year's $1.2 billion. As part of the $13 billion share repurchase program, GE purchased $843 million of its stock during the first quarter to reach $7.3 billion -- 203 million shares, adjusted for the April 1997 2-for-1 stock split -- purchased since December 1994.

    SEGMENT ANALYSIS

    The comments that follow compare revenues and operating profit by industry segment for the first quarters of 1997 and 1996.

    - AIRCRAFT ENGINES had considerably higher operating profit on strong revenue growth from the first quarter of 1996. The revenue and operating profit increases both resulted from sharply higher volume in commercial engines as well as in services, including results from an acquired services business.

    - APPLIANCES reported revenues and operating profit that were somewhat higher than in the first quarter of 1996. The revenue increase was primarily attributable to acquisition-related growth as well as share gains in certain U.S. product lines. The improvement in operating profit reflected productivity and the volume increase.

    - BROADCASTING operating profit was considerably higher on revenues that were about the same as last year's first quarter. The revenue comparison reflects the lack of a current-year counterpart to NBC's broadcast of the January 1996 Superbowl. The increase in operating profit was primarily attributable to improved prime-time pricing, increased international distribution of programming, and growth in NBC's cable programming services, which more than offset higher license fees for certain prime-time programs that were renewed.

    - GE CAPITAL SERVICES net earnings increased by 16% to $754 million primarily as a result of strong double-digit increases in specialized financing, specialty insurance and equipment management activities. Overall, the increase in net earnings for the lending, leasing, and equipment management businesses of GECS was attributable to a higher average level of invested assets as well as increased financing spreads, reflecting both higher yields and lower borrowing rates. The growth in earnings from specialty insurance activities reflected increased premium and investment income, from both origination volume and investment portfolio growth, partially offset by increases in reserves for insurance losses, primarily related to the new volume.

    - INDUSTRIAL PRODUCTS AND SYSTEMS reported considerably higher operating profit on a slight increase in revenues. The revenue increase reflected volume increases across all businesses in the segment, partially offset by lower selling prices. The improvement in operating profit was attributable to the combined effects of productivity, particularly at Lighting and Electrical Distribution and Control, and higher volume which more than offset lower selling prices and cost increases.

    - MATERIALS revenues were slightly lower compared with last year, as the effects of lower selling prices more than offset higher volume. Operating profit was also slightly lower, reflecting primarily the decrease in selling prices and, to a lesser extent, cost inflation, the combination of which more than offset strong productivity gains and the higher volume.

    - POWER GENERATION reported revenues that were much higher than in last year's first quarter, reflecting continued strong growth in Nuovo Pignone and higher volume in services, partially offset by lower selling prices. Operating profit was sharply higher primarily as a result of strong productivity, particularly at Nuovo Pignone, which more than offset the effects of lower selling prices.

    - TECHNICAL PRODUCTS & SERVICES revenues were much higher than in the first quarter of 1996, reflecting volume growth in both Medical Systems and Information Services, which more than offset the effects of lower selling prices. Operating profit at Medical Systems was somewhat lower, primarily as a result of a provision for patent litigation involving the Company's MRI product line, and the effects of lower selling prices, the combination of which more than offset higher volume and productivity. Operating profit at Information Services was slightly higher as productivity and improved volume offset the effects of lower selling prices.

    - ALL OTHER operating profit, principally related to the licensing of GE technology to others, was slightly higher on revenues that were about the same as last year.

    OTHER

    New accounting standards issued during the first quarter of 1997 include Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. Among other things, the new Statement replaces the disclosure of primary earnings per share with "basic" earnings per share, modifies the calculation of diluted earnings per share (formerly referred to as fully diluted earnings per share), and requires the presentation of both basic and diluted earnings per share on the face of the income statement. The effects of applying the new Statement will be immaterial to GE. SFAS No. 128 is effective for financial statements for periods ending after December 15, 1997.

FINANCIAL CONDITION

    With respect to the Condensed Statement of Financial Position, consolidated assets of $270.1 billion were $2.3 billion lower than at December 31, 1996.

    GE assets were $60.0 billion at March 31, 1997, an increase of $0.1 billion from December 31, 1996. The increase was principally attributable to higher inventories, reflecting principally seasonal increases in several GE businesses, and was largely offset by a decrease in receivables resulting from improved asset management.

    GECS assets decreased by $2.4 billion from the end of 1996. GE Capital Corporation's financing receivables, which, net of allowance for losses, aggregated $97.1 billion at the end of the first quarter, decreased $2.6 billion from the year-end 1996 level of $99.7 billion. The decrease resulted principally from the combination of normal seasonal declines in credit card receivables and the currency translation effects resulting from the strengthening of the U.S. dollar during the quarter. Management believes that GE Capital's allowance for losses of $2.6 billion (2.63% of the receivables balance at March 31, 1997 -- the same as year end 1996) is appropriate given the strength and diversity of the portfolio and current economic circumstances. Property, plant and equipment, which consists principally of equipment leased to others on operating leases, increased $0.6 billion principally as a result of new auto lease volume.

    Consolidated liabilities of $236.5 billion at March 31, 1997, were $1.8 billion lower than the year-end 1996 balance of $238.3 billion. GE liabilities increased by $0.7 billion; GECS' liabilities decreased by $2.4 billion.

    GE borrowings were $4.3 billion ($2.6 billion short-term and $1.7 billion long-term) at March 31, 1997, an increase of $0.3 billion from December 31, 1996. GE's ratio of debt to total capital at the end of March 1997 was 12.3% compared with 11.4% at the end of last year and 14.7% at March 31, 1996. Other changes in GE's liabilities comprised numerous, relatively small items.

    GECS liabilities decreased by $2.4 billion, principally reflecting reduced financing needs resulting from decreases in financing receivables. Short-term borrowings increased $1.4 billion from year-end 1996, while long-term borrowings decreased by $2.9 billion.

    With respect to cash flows, consolidated cash and equivalents were $3.6 billion at March 31, 1997, a decrease of about $0.6 billion during the quarter. Cash and equivalents were $3.2 billion at March 31, 1996, an increase of about $0.3 billion during last year's first quarter.

    GE cash and equivalents decreased $0.3 billion to $0.7 billion at March 31, 1997, compared with $1.0 billion at year end 1996. During the first quarter of 1997, operating cash flows increased to $1.3 billion, compared with $1.2 billion in the first quarter of 1996. Cash used for investing activities ($0.3 billion) principally represented acquisitions and investments in new plant and equipment for a wide variety of capital expenditure projects to reduce costs and improve efficiencies. Cash used for financing activities ($1.3 billion) included $0.9 billion for dividends paid to share owners, representing a 13% increase in the per-share dividend rate compared with first quarter of last year, and $0.8 billion for repurchases of the Company's common stock under the share repurchase program. The dividends and share repurchase were partially offset by $0.4 billion provided from the combination of higher borrowings and dispositions of GE shares from treasury.

    GE cash and equivalents increased $0.1 billion to $1.0 billion at March 31, 1996, compared with $0.9 billion at year end 1995. During the first quarter of 1996, operating cash flows increased to $1.2 billion, up from $0.5 billion in the first quarter of 1995, the result of relatively insignificant improvements in a number of sources of such cash flows. Cash used for investing activities ($0.7 billion) principally related to acquisitions and investments in new plant and equipment for a wide variety of capital expenditure projects to reduce costs and improve efficiencies. Cash used for financing activities ($0.3 billion) included $0.8 billion for dividends paid to share owners, representing a 12% increase in the per-share dividend rate compared with first quarter of 1995, and $0.9 billion for repurchases of the Company's common stock under the share repurchase program. The dividends and share repurchase were partially offset by $1.4 billion provided from the combination of higher borrowings and dispositions of GE shares from treasury.

    GECS cash and equivalents decreased $0.3 billion during the first quarter of 1997, when $1.6 billion of cash was provided from operating activities. The principal use of GECS cash during the period was for investing activities ($1.2 billion), which was more than accounted for by additions to equipment that is provided to third parties on operating leases ($1.3 billion) and increases in other investing activities ($1.3 billion), principally related to investment securities, partially offset by lower financing receivables ($1.4 billion).

    GECS cash and equivalents increased $0.2 billion during the first quarter of 1996, when $1.5 billion of cash was provided from operating activities. The principal use of GECS cash during the period was for investing activities ($2.2 billion), which was more than accounted for by additions to equipment that is provided to third parties on operating leases ($1.4 billion), partially offset by lower financing receivables ($0.7 billion).

           DIVIDEND AND PRICE RANGE OF GENERAL ELECTRIC COMMON STOCK

    The following information has been obtained from General Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and published financial sources.

    At May 5, 1997, General Electric has 3,266,384,877 shares of General Electric Common Stock issued and outstanding. General Electric Common Stock is listed on the New York Stock Exchange (its principal market; trading symbol: GE) and on the Boston Stock Exchange. General Electric Common Stock also is listed on certain foreign exchanges, including The Stock Exchange, London. Trading, as reported on the New York Stock Exchange, Inc., Composite Transactions Tape, and dividend information follows:

                                                                                           COMMON STOCK MARKET PRICE
                                                                                      -----------------------------------
                                                                                                              DIVIDENDS
                                                                                        HIGH        LOW       DECLARED
                                                                                      ---------  ---------  -------------

                                                                                                 (IN DOLLARS)
1995
  Fourth quarter....................................................................  $  73 1/8  $      61    $     .46
  Third quarter.....................................................................     64 5/8     56 3/8          .41
  Second quarter....................................................................     59 1/4     53 3/8          .41
  First quarter.....................................................................         56     49 7/8          .41
1996
  Fourth quarter....................................................................  $ 106 1/8  $  90 1/2    $     .52
  Third quarter.....................................................................         92     77 7/8          .46
  Second quarter....................................................................     88 1/8     74 1/8          .46
  First quarter.....................................................................     80 1/2     69 1/2          .46
1997*
  Second quarter (through June   , 1997)............................................         67    48 9/16       --
  First quarter.....................................................................    54 3/16   47 15/16          .26

------------------------

* Market price and dividend amount have been adjusted for a two-for-one stock split that was paid on May 9, 1997 to holders of General Electric Common Stock as of April 28, 1997.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.

                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

June 23, 1997

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 7, 1997 and March 24, 1997.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the three months ended February 28, 1997:

                          ELEVEN MONTHS
      YEAR ENDED              ENDED             YEAR ENDED         THREE MONTHS ENDED
     DECEMBER 31,         NOVEMBER 30,         NOVEMBER 30,           FEBRUARY 28,
----------------------  -----------------  --------------------  -----------------------
   1992        1993           1994           1995       1996              1997
   -----     ---------  -----------------  ---------  ---------  -----------------------
         *        1.00           1.03           1.03       1.06              1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses (a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section 1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities-- Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of March 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Japan Inc. and Lehman Brothers Financial Products Inc.

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt

Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT
Risk Factors...................................     S-3
Use of Proceeds................................     S-3
General Electric...............................     S-4
Description of Notes...........................     S-5
Certain United States Federal Income
Tax Consequences...............................    S-10
Underwriting...................................    S-11
Appendix A.....................................     A-1
                  PROSPECTUS
Available Information..........................      2
Documents Incorporated by Reference............      2
The Company....................................      3
Use of Proceeds................................      3
Ratio of Earnings to Fixed Charges.............      3
Description of Debt Securities.................      4
Description of Warrants........................     14
Global Securities..............................     21
United States Taxation.........................     24
Capital Requirements...........................     24
Plan of Distribution...........................     24
ERISA Matters..................................     26
Legal Opinions.................................     26
Independent Accountants........................     26

                                  $50,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

                               % EXCHANGEABLE NOTES
                            DUE               , 2002
                           EXCHANGEABLE FOR SHARES OF
                                COMMON STOCK OF
                            GENERAL ELECTRIC COMPANY

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE   , 1997
                             ---------------------

                                LEHMAN BROTHERS

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